JCPENNEY REPORTS THIRD QUARTER RESULTS

Sales Performance Continues to Improve as Company Makes Strides toward a Path to Profitable Growth

PLANO, Texas, November 20, 2013 -- J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal third quarter ended November 2, 2013. Highlights include:

•	Achieved positive comparable store sales in October

•	Comparable store sales and gross margin improved sequentially throughout the quarter

•	Sales on jcp.com increased 24.5% for the quarter

•	Repaid $200 million from revolving credit facility

•	Opened 30 new Sephora inside JCPenney locations, bringing total to 446

Myron E. (Mike) Ullman, III, Chief Executive Officer of JCPenney, said, "Our strategies to reconnect with customers are beginning to take hold, and this became increasingly clear as the quarter progressed. This is the result of the tremendous efforts of the associates across our Company to restore the merchandise customers want and deliver an unmatched shopping experience. We are proud of the Company’s October sales performance, encouraged by the early weeks of November, and believe we are making strides toward a path to long-term profitable growth.”

Financial Results

For the third quarter, JCPenney reported net sales of $2.78 billion compared to $2.93 billion in the fiscal third quarter of 2012. Comparable store sales declined 4.8% for the quarter, which represented a sequential improvement of 710 basis points when compared to the second quarter of fiscal 2013. The quarter ended with a positive 0.9% comparable store sales gain in October. In addition, sales results improved sequentially each month within the quarter. Online sales through jcp.com were $266 million for the quarter, up 24.5% versus the same period last year and reflecting sequential increases through the quarter.

Women’s apparel, men’s apparel and fine jewelry were the Company’s top performing merchandise divisions.

For the third quarter, gross margin was 29.5% of sales, compared to 32.5% in the same quarter last year. Gross margin for the third quarter was negatively impacted by lower clearance margins due to the overhang of inventory from the first two quarters of the year, higher levels of clearance units sold, as well as the Company's transition back to a promotional pricing strategy as compared to last year’s strategy.  Notwithstanding, gross margin did improve sequentially throughout the quarter.

SG&A expenses for the quarter were approximately $1 billion, down 1.9% from the previous quarter and down 7.5% from the third quarter of 2012.

Operating loss for the fiscal third quarter of 2013 was $401 million. The Company incurred $46 million in restructuring and management transition charges, as follows:

•	Home office and stores: ($6) million;

•	Store fixtures: $10 million;

•	Management transition: $3 million; and

•	Other: $39 million, including $36 million relating to the return of shares of Martha Stewart Living Omnimedia previously acquired by the Company.

In the third quarter, the Company’s recognized tax benefit was $11 million reflecting a significant reduction in tax benefits typically recognized from federal and state loss carry-forwards due to the recognition of a tax valuation allowance of $184 million during the quarter. This resulted in an effective tax rate of only 2.2% for the third quarter compared to 41.7% in the third quarter of 2012 and negatively impacted earnings per share by $0.73.

For the third quarter, the Company incurred a net loss in the amount of $489 million or $1.94 per share. This reflects:

•	($0.73) of loss associated with the tax valuation allowance;

•	($0.18) of restructuring and management transition charges;

•	($0.04) for primary pension plan expense; and

•	$0.09 of benefit on the net gain on the sale of a non-operating asset.

Adjusted net loss for the quarter was $457 million, or $1.81 per share, excluding the restructuring and management transition charges, primary pension plan expense, and net gain on the sale of a non-operating asset. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

The adjusted net loss of $1.81 per share includes the $0.73 of loss associated with the tax valuation allowance.

Cash Flow and Financial Condition

Operating cash flow was a use of $737 million, reflecting net operating losses and an increase of $592 million in inventory, which includes our typical seasonal build in inventory in preparation for the holiday season. Financing cash flow was a source of $557 million, reflecting the net proceeds from the Company’s equity offering of $786 million. In addition, financing cash flow included a voluntary repayment of $200 million principal amount under the Company’s revolving credit facility.

Cash and cash equivalents at the end of the third quarter were $1.227 billion. The Company’s total available liquidity, which includes cash and cash equivalents as well as the availability under the Company’s revolving credit facility, was $1.71 billion at quarter end. Total debt at the end of the quarter was $5.612 billion, including $650 million outstanding on the Company’s revolving credit facility.

In the third quarter, the Company paid $161 million in capital expenditures. Accrued and unpaid expenditures were $102 million at the end of the quarter.

Mr. Ullman continued, “The spirit and determination of our associates has enabled us to maintain our momentum going into the fourth quarter. We are committed to building on our progress by winning this holiday season. The continued strong support of our domestic and international suppliers has helped ensure our merchandise assortment is outstanding. Furthermore, our new marketing campaign, which launched this week, will help remind customers that JCPenney is the destination for great holiday gifts that fit their budget.”

Outlook

The Company’s current outlook for the fourth quarter of 2013 is as follows:

•	Comparable store sales and gross margin are expected to improve sequentially and year over year;

•	SG&A expenses are expected to be below last year’s levels;

•	Depreciation and amortization is expected to be approximately $165 million;

•	Interest expense is expected to be in line with third quarter;

•	Capital expenditures are expected to be approximately $175 million in the fourth quarter including accrued and unpaid expenditures and approximately $300 million for fiscal 2014;

•	Inventory is expected to be approximately $2.85 billion at year end;

•	Total available liquidity is expected to be in excess of $2 billion at year end.

Third Quarter 2013 Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ken Hannah. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (866) 318-8617, or (617) 399-5136 for international callers, and reference 56471359 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Telephone playback will be available for 90 days beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 60221800 participant code.
Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:
Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).
Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcp.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:

J. C. Penney Company, Inc. (NYSE: JCP), one of the nation's largest apparel and home furnishing retailers, is dedicated to becoming America's preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, year-end liquidity and the Company's outlook for the holiday season.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control, that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Nine Months Ended
Statements of Operations:	November 2, 2013	October 27, 2012	% Inc. (Dec)		November 2, 2013	October 27, 2012	% Inc. (Dec)
Total net sales	$2,779	$2,927	(5.1)%		$8,077	$9,101	(11.3)%
Cost of goods sold	1,960	1,975	(0.8)%		5,659	5,959	(5.0)%
Gross margin	819	952	(14.0)%		2,418	3,142	(23.0)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	1,006	1,087	(7.5)%		3,110	3,297	(5.7)%
Primary pension plan	25	42	(40.5)%		75	139	(46.0)%
Supplemental pension plans	9	9	0.0%		27	28	(3.6)%
Total pension	34	51	(33.3)%		102	167	(38.9)%
Depreciation and amortization	161	133	21.1%		440	386	14.0%
Real estate and other, net	(27)	(197)	(86.3)%		(117)	(412)	(71.6)%
Restructuring and management transition	46	34	35.3%		165	269	(38.7)%
Total operating expenses	1,220	1,108	10.1%		3,700	3,707	(0.2)%
Operating income/(loss)	(401)	(156)	100.0%	+	(1,282)	(565)	100.0%	+
Loss on extinguishment of debt	—	—	0.0%		114	—	100.0%	+
Net interest expense	99	55	80.0%		255	169	50.9%
Income/(loss) before income taxes	(500)	(211)	100.0%	+	(1,651)	(734)	100.0%	+
Income tax expense/(benefit)(1)	(11)	(88)	(87.5)%		(228)	(301)	(24.3)%
Net income/(loss)	$(489)	$(123)	100.0%	+	$(1,423)	$(433)	100.0%	+

Earnings/(loss) per share - basic and diluted	$(1.94)	$(0.56)			$(6.17)	$(1.98)

Financial Data:
Comparable store sales increase/(decrease)	(4.8)%	(26.1)%			(11.2)%	(22.3)%

Ratios as a percentage of sales:
Gross margin	29.5%	32.5%			29.9%	34.5%
SG&A expenses	36.2%	37.1%			38.5%	36.2%
Total operating expenses	43.9%	37.8%			45.8%	40.7%
Operating income/(loss)	(14.4)%	(5.3)%			(15.9)%	(6.2)%
Effective income tax rate	2.2%	41.7%			13.8%	41.0%

Common Shares Data:
Outstanding shares at end of period	304.6	219.2			304.6	219.2
Weighted average shares outstanding (basic and diluted)	251.8	219.4			230.8	219.1

(1) For the three and nine months ended November 2, 2013, the Company recognized a valuation allowance of $184 million and $416 million, respectively, against certain federal and state net operating loss carry forward assets.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	November 2, 2013	October 27, 2012
Current assets
Cash in banks and in transit	$151	$141
Cash short-term investments	1,076	384
Cash and cash equivalents	1,227	525
Merchandise inventory	3,747	3,362
Income tax receivable	—	69
Deferred income taxes	119	409
Prepaid expenses and other	249	265
Total current assets	5,342	4,630
Property and equipment, net	5,753	5,493
Prepaid pension	36	—
Other assets	744	767
Total assets	$11,875	$10,890

Liabilities and stockholders' equity
Current liabilities
Merchandise accounts payable	$1,409	$1,408
Other accounts payable and accrued expenses	1,269	1,344
Short-term borrowings	650	—
Current maturities of capital leases and note payable	27	22
Current maturities of long-term debt	23	—
Total current liabilities	3,378	2,774
Long-term capital leases and note payable	67	75
Long-term debt	4,845	2,868
Deferred taxes	250	786
Other liabilities	688	885
Total liabilities	9,228	7,388
Stockholders' equity	2,647	3,502
Total liabilities and stockholders' equity	$11,875	$10,890

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Nine Months Ended
Statements of Cash Flows:	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Cash flows from operating activities:
Net income/(loss)	$(489)	$(123)	$(1,423)	$(433)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	48	12	109	102
Asset impairments and other charges	3	6	12	10
Net gain on sale or redemption of non-operating assets	(24)	(197)	(86)	(397)
Net gain on sale of operating assets	—	—	(18)	—
Loss on extinguishment of debt	—	—	114	—
Depreciation and amortization	161	133	440	386
Benefit plans	16	31	57	110
Stock-based compensation	6	12	22	38
Excess tax benefits from stock-based compensation	—	6	—	(17)
Deferred taxes	(14)	(27)	(203)	(224)
Change in cash from:
Inventory	(592)	(369)	(1,406)	(446)
Prepaid expenses and other assets	(30)	(26)	11	(41)
Merchandise accounts payable	133	393	247	386
Current income taxes	2	74	62	108
Accrued expenses and other	43	27	(135)	(237)
Net cash provided by/(used in) operating activities	(737)	(48)	(2,197)	(655)
Cash flows from investing activities:
Capital expenditures	(161)	(341)	(814)	(580)
Proceeds from sale or redemption of non-operating assets	33	279	88	525
Acquisition	—	—	—	(9)
Proceeds from sale of operating assets	—	—	19	—
Net cash provided by/(used in) investing activities	(128)	(62)	(707)	(64)
Cash flows from financing activities:
Proceeds from short-term borrowings	—	—	850	—
Payment on short-term borrowings	(200)	—	(200)	—
Net proceeds from issuance of long-term debt	—	—	2,180	—
Premium on early retirement of long-term debt	—	—	(110)	—
Payments of capital leases and note payable	(5)	(13)	(24)	(13)
Payment of long-term debt	(5)	(230)	(250)	(230)
Financing costs	(18)	—	(30)	(4)
Net proceeds from common stock issued	786	—	786	—
Proceeds from stock options exercised	—	1	7	70
Dividends paid	—	—	—	(86)
Other changes in stockholders' equity	(1)	(11)	(8)	—
Net cash provided by/(used in) financing activities	557	(253)	3,201	(263)
Net increase/(decrease) in cash and cash equivalents	(308)	(363)	297	(982)
Cash and cash equivalents at beginning of period	1,535	888	930	1,507
Cash and cash equivalents at end of period	$1,227	$525	$1,227	$525

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt and the net gain on sale or redemption of non-operating assets. Unlike other operating expenses, markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition, loss on extinguishment of debt and the net gain on the sale or redemption of non-operating assets are not directly related to our ongoing core business operations. Primary Pension Plan expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense in its entirety as we view all components of net periodic benefit expense as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt and the net gain on the sale or redemption of non-operating assets on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted net income/(loss); and (3) adjusted diluted EPS.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE:

The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Operating income/(loss)	$(401)	$(156)	$(1,282)	$(565)
As a percent of sales	(14.4)%	(5.3)%	(15.9)%	(6.2)%
Add: Markdowns - inventory strategy alignment	—	—	—	155
Add: Restructuring and management transition charges	46	34	165	269
Add: Primary pension plan expense	25	42	75	139
Less: Net gain on sale or redemption of non-operating assets	(24)	(197)	(86)	(397)
Adjusted operating income/(loss) (non-GAAP)	$(354)	$(277)	$(1,128)	$(399)
As a percent of sales	(12.7)%	(9.5)%	(14.0)%	(4.4)%

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended				Nine Months Ended
	November 2, 2013		October 27, 2012		November 2, 2013		October 27, 2012
Net income/(loss)	$(489)		$(123)		$(1,423)		$(433)
Earnings/(loss) per share-diluted	$(1.94)		$(0.56)		$(6.17)		$(1.98)

Add: Markdowns - inventory strategy alignment, net of tax of $-, $-, $- and $60	—		—		—		95	(1)
Add: Restructuring and management transition charges, net of tax of $-, $13, $28 and $104	46	(2)	21	(1)	137	(3)	165	(1)
Add: Primary pension plan expense, net of tax of $15, $16, $41 and $54	10	(4)	26	(1)	34	(4)	85	(1)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-	—		—		114	(2)	—
Less: Net gain on sale or redemption of non-operating assets, net of tax $-, $70, $1 and $146	(24)	(5)	(127)	(6)	(85)	(5)	(251)	(6)

Adjusted net income/(loss) (non-GAAP)	$(457)		$(203)		$(1,223)		$(339)

Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(1.81)		$(0.93)		$(5.30)		$(1.55)

(1) Tax effect was calculated using the Company's statutory rate of 38.82%.
(2) Reflects no tax effect due to the impact of the Company's tax valuation allowance.
(3) Tax effect for the three months ended May 4, 2013 was calculated using the Company's statutory rate of 38.82%. The six months ended November 2, 2013 reflects no tax effect due to the impact of the Company's tax valuation allowance.
(4) Tax benefits for the three and six months ended November 2, 2013 is in accordance with the requirement that the Company’s net zero tax provision be allocated between its operating loss and accumulated other comprehensive income. For the three months ended May 4, 2013, tax effect was calculated using the Company's statutory rate of 38.82%.
(5) Tax effect represents state taxes payable in separately filing states related to the sale of the non-operating assets.
(6) Tax effect was calculated using the effective tax rate for the transactions.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures and dividends paid, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net cash provided by/(used in) operating activities	$(737)	$(48)	$(2,197)	$(655)
Add: Proceeds from sale of operating assets	—	—	19	—
Less: Capital expenditures	(161)	(341)	(814)	(580)
Less: Dividends paid	—	—	—	(86)
Free cash flow (non-GAAP)	$(898)	$(389)	$(2,992)	$(1,321)